UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2018

THE MIDDLEBY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-9973	36-3352497
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

1400 Toastmaster Drive, Elgin, Illinois	60120
(Address of Principal Executive Offices)	(Zip Code)

(847) 741-3300

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 19, 2018, The Middleby Corporation, a Delaware corporation (the “Company”), along with Middleby Marshall Inc., a Delaware corporation (“MMI”), entered into an amendment to the Employment Agreement dated January 25, 2013 with Selim A. Bassoul, the Company’s Chief Executive Officer and President (the “Bassoul Amendment”). Also on February 19, 2018, the Company, along with MMI, entered into an amendment to the Employment Agreement dated March 21, 2013 with Timothy J. FitzGerald, the Company’s Vice President and Chief Financial Officer (the “FitzGerald Amendment” and, collectively with the Bassoul Amendment, the “Amendments”). Pursuant to the Amendments, each of Messrs. Bassoul and FitzGerald will continue to serve the Company and MMI in their present capacities for a three year term ending on December 31, 2020.

The Bassoul Amendment provides for an increase, effective as of January 1, 2018, in Mr. Bassoul’s base salary from $1,000,000 to $1,500,000, and provides that the base salary for purposes of the calculation of the retirement benefit provided under Mr. Bassoul’s Employment Agreement will remain at $1,000,000. The FitzGerald Amendment provides for an increase, effective as of January 1, 2018, in Mr. FitzGerald’s base salary from $650,000 to $850,000.

Except as expressly provided by the Amendments, the employment agreements for each of Messrs. Bassoul and FitzGerald remain in full force and effect.

On February 19, 2018, the Company, along with MMI, entered into an Employment Agreement (the “Brewer Agreement”) with David Brewer, the Company’s Chief Operating Officer, Commercial Foodservice Equipment Group. The Brewer Agreement, effective as of January 1, 2018, has a term ending on December 31, 2020.

Pursuant to the Brewer Agreement, Mr. Brewer will continue to serve as the Company’s Chief Operating Officer, Commercial Foodservice Equipment Group. Mr. Brewer will receive a base salary of $750,000 and shall be eligible to participate in the Company’s Value Creation Incentive Plan.

Under the Brewer Agreement, Mr. Brewer’s employment may be terminated by the Company or by Mr. Brewer at any time. If the Company terminates Mr. Brewer’s employment without “cause” (as defined in the Brewer Agreement), or if Mr. Brewer resigns his employment due to a material diminution of his duties as Chief Operating Officer, Mr. Brewer will be entitled to a lump sum payment equal to two times the sum of his annual base salary as in effect immediately prior to the date of termination.  Mr. Brewer would also receive a pro rata payment of any annual bonus earned based on actual performance for the year of termination if he incurs a termination without cause.

In the event any amount payable to Mr. Brewer is deemed under the Internal Revenue Code to be made in connection with a change in control of the Company, and such payments would result in the excise tax imposed on “excess parachute payments” under the Internal Revenue Code (an “Excise Tax”), the Brewer Agreement provides that Mr. Brewer’s payments will be reduced to an amount that would not result in the imposition of the Excise Tax, to the extent that such reduction would result in a greater after-tax benefit to Mr. Brewer.

The foregoing summaries of the Amendments and the Brewer Agreement do not purport to be complete and are qualified in their respective entirety by reference to each of the Bassoul Amendment, the FitzGerald Amendment and the Brewer Agreement, respectively, copies of which are filed as Exhibit 10.1, 10.2  and 10.3 hereto and are incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement between The Middleby Corporation, Middleby Marshall Inc. and Selim A. Bassoul, dated February 19, 2018.

10.2	Amendment to Employment Agreement between The Middleby Corporation, Middleby Marshall Inc. and Timothy J. FitzGerald, dated February 19, 2018.

10.3	Employment Agreement between The Middleby Corporation, Middleby Marshall Inc. and David Brewer, dated February 19, 2018.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Employment Agreement between The Middleby Corporation, Middleby Marshall Inc. and Selim A. Bassoul, dated February 19, 2018

10.2	Amendment to Employment Agreement between The Middleby Corporation, Middleby Marshall Inc. and Timothy J. FitzGerald, dated February 19, 2018

10.3	Employment Agreement between The Middleby Corporation, Middleby Marshall Inc. and David Brewer, dated February 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MIDDLEBY CORPORATION

Dated: February 21, 2018	By:	/s/ Timothy J. FitzGerald
Timothy J. FitzGerald
Vice President,
Chief Financial Officer and
Chief Accounting Officer